MERITOR, INC.
Conflict Minerals Report
For The Year Ended December 31, 2015

This report, for the year ended December 31, 2015, is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Conflict Minerals Rule”). The Conflict Minerals Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”). The Conflict Minerals Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. “Conflict Minerals” are defined as cassiterite, columbite-tantalite, gold, wolframite and their derivatives, which are limited to tin, tantalum, tungsten and gold (“3TG”). These requirements apply to registrants whatever the geographic origin of the Conflict Minerals and whether or not they fund armed conflict.

Each registrant must submit a Form SD which describes the reasonable country of origin inquiry completed by the registrant and, if the registrant is unable to establish that the Conflict Minerals originated from sources other than the Democratic Republic of the Congo or certain adjoining countries (the “Covered Countries”) or from recycled or scrap sources or elects not to disclose the source of its Conflict Minerals, then the registrant must also submit a Conflict Minerals Report to the SEC that includes a description of its due diligence efforts on the Conflict Minerals source and chain of custody.

1. Company Overview

This report has been approved by management of Meritor, Inc. (herein referred to as “Meritor”, “we”, “us” or “our”). The information includes the activities of all majority-owned subsidiaries and any less than majority-owned subsidiaries that are consolidated in Meritor’s financial results. It does not include the activities of any entities that are not required to be consolidated in Meritor’s financial results, except to the extent that those entities supply products to Meritor which may contain any of the Conflict Minerals.

Meritor is a premier global supplier of a broad range of integrated systems and components to original equipment manufacturers (“OEMs”) and the aftermarket for the commercial vehicle, transportation and industrial sectors. Meritor serves commercial truck, trailer, off-highway, military, bus and coach and other industrial OEMs and certain aftermarkets. Our principal products are axles, undercarriages, drivelines, brakes and braking systems.

Supply Chain

Due to the complexity of our products and the number of direct suppliers supplying products to Meritor, we rely on our direct suppliers to provide information on the origin of the 3TG contained in the products they supply to us—including sources of 3TG that are supplied to them from their lower tier suppliers. Accordingly, in 2014, Meritor published a new version of our Supplier Quality System Requirements (“SQSR”) manual which is incorporated by reference into our purchase orders and other agreements and which obligates our suppliers to exercise due diligence on the source and chain of custody of any Conflict Minerals incorporated in their products sold to Meritor and to report those findings to Meritor. To ensure that these findings are, in fact, reported to Meritor, we worked directly with a large group of selected suppliers, as described below.

The suppliers selected by Meritor for inquiry were those direct suppliers who supplied any production parts to Meritor in 2015, where the parts in question, by their nature, could potentially contain 3TG.

Reasonable Country of Origin Inquiry

Based upon the results of our due diligence, we are unable to rule out the presence of 3TG in certain of our products or to determine the origin of all 3TG which may be contained in any of our products. Accordingly, we cannot exclude the possibility that some of our products may contain 3TG which may have originated in one or more of the Covered Countries. For that reason, we are required, under the Conflict Minerals Rule, to submit a Conflict Minerals Report to the SEC as an exhibit to Form SD.

Because of our size, our global presence, the complexity of our products and the depth, breadth and constant changes within our supply base, it is difficult to identify those potential sources of 3TG upstream from our direct suppliers. Accordingly, we participate in a number of industry-wide initiatives to determine those possible suppliers of 3TG as described in Section 2.2 below.

In accordance with the Organization for Economic Cooperation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”) and the Conflict Minerals Rule, this report is available on our website at http://meritor.com/policy/conflict-minerals-information.aspx.

Conflict Minerals Policy
Meritor is committed to working with our global supply chain to ensure compliance with the SEC’s conflict minerals rules. Meritor intends to source responsibly in support of its intent not to manufacture products that contain Conflict Minerals that support armed conflict in any of the Covered Countries. To that end, we have established a conflict minerals compliance program that is designed to follow the framework established by the OECD. As part of that program, Meritor requires that relevant suppliers conduct conflict minerals due diligence and report their results to us.

To help ensure that we source responsibly, we have also adopted an internal Conflict Minerals Policy to guide the conduct of our employees.

In addition, Meritor has published a Conflict Minerals Statement on our website at http://meritor.com/policy/conflict-minerals-information.aspx.

2. Due Diligence Process

2.1. Design of Due Diligence

Our due diligence measures have been designed to conform, in all material respects, with the framework in the OECD Guidance and the related supplements for gold and for tin, tantalum and tungsten.

2.2. Management Systems

As described above, Meritor has adopted an internal Conflict Minerals Policy, for its employees, and a publicly available Conflict Minerals Statement which is posted at www.meritor.com.

Internal Team

Meritor has established a Conflict Minerals Team reporting to Meritor’s VP & Chief Procurement Officer. The core team includes representatives from our procurement, sales and legal groups, with support, as needed, from our IS and engineering groups. Senior management, including Meritor’s CEO and CFO, are periodically briefed about the results of our due diligence efforts.

Control Systems

Because we do not have any direct relationships with 3TG smelters and refiners, we are engaged, and actively participate, with other major manufacturers in the automotive industry and other sectors, in the following industry-wide initiatives to disclose upstream actors in the supply chain: the National Association of Manufacturers and the Automotive Industry Action Group (“AIAG”) Conflict Minerals Work Group.

In addition to adopting a Conflict Minerals Policy which outlines expected behaviors for all Meritor employees, our expectations for our suppliers are set forth in our SQSR manual.

Supplier Engagement

With respect to the OECD requirement to strengthen engagement with suppliers, we have contacted all relevant suppliers and asked them to complete, on the i-Point Conflict Minerals Platform, a CMRT Template (described in Section 3 below) and have followed up with all suppliers who failed to respond or who have provided inadequate or questionable responses.

Meritor Helpline Reporting

Through our internal Conflict Minerals Policy and the Conflict Minerals Statement on our website, we have encouraged our employees and suppliers to contact the Meritor Helpline to report instances in which Meritor’s products may contain Conflict Minerals from a Covered Country (other than from a scrap or recycled source) which have not already been discovered by, or reported to, Meritor or which Meritor may not have previously disclosed in its Form SD or its Conflict Minerals Report.

Records Maintenance

We intend to retain relevant documentation in accordance with Meritor’s standard records retention policies.

2.3. Identify and Assess Risk in the Supply Chain

Because of our size, our global presence, the complexity of our products and the depth, breadth and constant changes within our supply base, it is difficult to identify those potential sources of 3TG upstream from our direct suppliers. Accordingly, we participate in a number of industry-wide initiatives to determine those possible suppliers of 3TG as described in Section 2.2 above.

Through tools and other available processes, we identified 368 direct suppliers whose products could potentially contain 3TG. We rely on those direct suppliers to provide us with information about the source of Conflict Minerals, if any, contained in the products they supply to us. In turn, those direct suppliers are similarly reliant upon information provided by their suppliers. Many of our largest direct suppliers are also SEC registrants and, therefore, are also subject to the Conflict Minerals Rule.

2.4. Design and Implement a Strategy to Identify and Respond to Risks

Meritor has an approved risk management plan, through which our conflict minerals program is implemented, managed and monitored.

As described above, we participate in the following industry-wide initiatives to determine potential upstream suppliers of 3TG: the National Association of Manufacturers and the AIAG Conflict Minerals Work Group.

As part of our risk management plan, to ensure that our suppliers understand our expectations, we have described our intention to source responsibly in the Conflict Minerals Statement available on our website at http://meritor.com/policy/conflict-minerals-information.aspx, have referenced those expectations in our SQSR manual, have sent each of the suppliers whose products may contain 3TG information on the Conflict Mineral regulations, have encouraged our suppliers to join i-Point and to participate in i-Point’s educational seminars, and have encouraged our suppliers to contact members of our Conflict Minerals Team to address any questions they may have.

In addition, in an effort to assist other companies to comply with the Conflict Mineral regulations and to raise awareness of the initiatives in our industry, members of the Meritor Conflict Minerals Work Team have participated in a number of seminars on the topic and have agreed to speak, as subject matter experts, at the Annual Conflict Minerals Compliance and Supply Chain Transparency Conference hosted by the Marcus Evans Group.

As described in our Conflict Minerals Policy, Meritor intends to source responsibly in support of its intent not to manufacture products that contain Conflict Minerals that support armed conflict in any of the Covered Countries.

2.5. Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

We do not have a direct relationship with any 3TG smelters or refiners and do not perform or direct audits of these entities within our supply chain. We support audits through our active participation in the AIAG Conflict Minerals Work Group. Through this group Meritor is helping to fund travel for members to attend supplier education sessions and on-site smelter visits.

2.6. Report on Supply Chain Due Diligence

In addition to this report, see our website at http://meritor.com/policy/conflict-minerals-information.aspx for further information about our supply chain due diligence.

3. Due Diligence Results

Requests for Information

We conducted a survey of those direct suppliers described above using the template developed by the Electronic Industry Citizenship Coalition® (“EICC”) and the Global e-Sustainability Initiative (“GeSI”), known as the Conflict Mineral Reporting Template (the “CMRT Template”). The CMRT Template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters used by the company and its suppliers. In addition, the template contains questions about the origin of conflict minerals used in the supplier’s products, as well as the supplier’s own due diligence efforts. Written instructions and recorded training illustrating the use of the tool is available on EICC’s website. The CMRT Template is being used by many companies in their due diligence processes related to Conflict Minerals.

Survey Responses

In 2013, Meritor identified those direct suppliers who, we believed, could have been supplying products containing 3TG and received acceptable responses about the presence or absence of 3TG from 93% of those suppliers. These respondents represented over 99% of Meritor’s total annual spend with the identified suppliers in 2013. In 2014, Meritor contacted all suppliers whose products could potentially contain 3TG, including those suppliers who responded “no” to the presence of 3TG in their products in 2013. Acceptable responses were received from 94% of those identified suppliers who, collectively, represented over 99% of Meritor’s annual spend with those companies. In 2015, Meritor again contacted all suppliers whose products could potentially contain 3TG, including those suppliers who responded “no” to the presence of 3TG in their products in 2014, and acceptable responses were received from 100% of the identified suppliers.

In its 2013 report, Meritor’s goals included increasing the “Product Level” responses received from its suppliers who indicated the possible presence of 3TG in their products (a “Product Level” response meaning a response indicating whether the actual product supplied to Meritor by such supplier contained 3TG as opposed to a “Company Level” response meaning that the supplier sells products which contain 3TG, but cannot identify whether any 3TG is in the actual products sold to Meritor). Meritor assumed that, at a Product Level, fewer supplier responses would indicate the use of 3TG in the products being sold to Meritor and those responses would also show a smaller number of smelters as being involved in the production of those products. In both 2014 and 2015 these assumptions were proven to have been correct.

In 2014, Meritor showed significant improvement in the number of Product Level responses it received from its suppliers. In 2013, 89 suppliers responded “yes” to the presence of 3TG in their products, of whom only 8 ( approximately 9%) provided a Product Level response. By contrast, in 2014, of the 90 suppliers who responded at a Company Level indicating that 3TG was present in their products, 56 (more than 62%) responded at a Product Level, with the majority of those respondents indicating that no 3TG were actually present in their products sold to Meritor. Of the 368 respondents in 2015, Meritor was able to determine that, at a Product Level, only 22 suppliers indicated the presence of 3TG in their products sold to Meritor and, only 26 suppliers who responded at a Company Level (representing approximately 7% of all respondents) reported the presence of 3TG in their products.

As to the number of smelters disclosed in these supplier responses, the number in 2014 was nearly half of that disclosed in the supplier responses for 2013. In 2015, however, the total number of smelters disclosed in the supplier responses was 395, as compared to 264 in the prior year. Although the number of smelters was higher than in the preceding year, Meritor believes that the increase is primarily due to its suppliers providing more comprehensive information based upon their improved due diligence into their own supply bases. Meritor further worked with its supplier responses to eliminate duplicate entries and, following this exercise, concluded that over 63% of the smelter names submitted to Meritor this year were recognized by the CFSI, accomplishing Meritor’s stated 2014 goal of obtaining more accurate smelter names. Relevant information about the smelters disclosed in Meritor’s supplier responses is set forth on Exhibit 1 to this Conflict Minerals Report. Meritor continues to support the further refinement and expansion of the list of participating smelters who are conflict free through our active participation in the AIAG Conflict Mineral Work Group and our subscription to i-Point.

While some of these smelters or refiners have been verified as being on the conflict free smelter list, many of the remaining mines or locations of origin of the 3TG in our products remain unknown. As to the companies responding “yes” to the presence of 3TG products in a Company Level declaration, Meritor is unable to determine whether any of the Conflict Minerals reported by these suppliers were in fact contained in products they supplied to Meritor, and is therefore unable to validate that any of the smelters or refiners identified by those suppliers are actually in our supply chain.

To ensure that we have received reliable responses from our suppliers, we reviewed all of our supplier responses against criteria we developed to determine which responses merited further inquiry with our suppliers. These criteria call for follow-up of untimely or incomplete responses as well as those containing inconsistencies within the data reported in the CMRT Template. In addition, we applied a higher level of scrutiny to responses from direct suppliers who are foundries and those who supply electronic components to Meritor. We have worked directly with these suppliers in order to obtain acceptable revised responses.

4. Efforts to Determine Mine or Location of Origin

Through our participation in AIAG Conflict Minerals Work Group, the OECD implementation programs, and requesting our suppliers to complete the CMRT Template, we have determined that seeking information about 3TG smelters and refiners in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TG, if any, in our supply chain.

Smelters or Refiners

Of the 48 suppliers whose responses indicated that their products may contain 3TG, 22 of those suppliers responded at a Company Level, meaning that 3TG may or may not actually be present in the components or materials actually provided to Meritor. Meritor’s experience indicates that many of those smelters identified in a Company Level declaration by Meritor’s suppliers may not actually be involved in the products supplied to Meritor. Moreover, based on what Meritor’s core team has learned through its association with the AIAG Conflict Minerals Work Group, it is clear that a great deal of work remains to be done in order to identify which smelters are or are not conflict free.

5. Steps to be Taken to Mitigate Risks

For 2016, we intend to take the following steps to improve the due diligence we conduct in order to identify and mitigate any risk that the Conflict Minerals in our products could benefit armed groups in the Covered Countries:

a.	Continue to work with our suppliers who have indicated the presence of 3TG at a Company Level to obtain Product Level declarations in an effort to more accurately determine which of their products actually contain 3TG, thereby allowing Meritor to refine its smelter list to include only actual verified smelters within the Meritor supply chain.
b.	Continue to work to improve the accuracy of Meritor’s smelter list.
c.	Assist Meritor’s Tier 1 suppliers to attain a higher response rate from their lower tier suppliers as a result of their supply chain due diligence.
d.	Continue to educate our suppliers on Meritor’s higher expectations relating to product level responses and accurate smelter lists.
e.	Encourage our suppliers, if any are found to be supplying Meritor with 3TG from sources that support armed conflict in the Covered Countries, to establish an alternative source of 3TG that does not support such conflict.
f.	Work with the AIAG to define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance.
g.	Work with the AIAG to help expand the list of conflict free smelters and refiners.

Meritor 2015 Conflict Mineral Report Exhibit #1 (Smelter Information)
Smelter Name (*)	Smelter Country (*)	Smelter Street	Smelter City	Smelter Facility Location: State / Province	Name of Mine(s) & Location(Country) of Mine(s) or if recycled or scrap sourced, enter "recycled" or "scrap"
5N Plus	GERMANY
A I M Québec	CANADA	9100 Henry-Bpourassa EST	Montreal	Quebec	Recycled
A.L.M.T. TUNGSTEN Corp.	JAPAN	A-8543	ST.Martin i.s.	Steiermark	NA
Aida Chemical Industries Co., Ltd.	JAPAN	6-15-13 Minami-cho	Fuchu	Tokyo	Recycled
AIM	CANADA
Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	Kanzlerstraße 17	Pforzheim	Baden-Württemberg	recycled, scrap
Allied Material Corporation (A.L.M.T)	JAPAN
Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
ALMT	CHINA
Alpha	UNITED STATES		Altona	Pennsylvania	USA
American Iron and Metal	UNITED STATES
An Vinh Joint Stock Mineral Processing Company	VIET NAM	Quy Hop	Nghe An	Nghe An
An Xin Xuan Xin Yue You Se Jin Shu Co. Ltd.	CHINA
AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL				International Rectifier
Argor-Heraeus SA	SWITZERLAND	CH-6850 Mendrisio, Switzerland	Mendrisio	CH-6850 Mendrisio, Switzerland	Recycled
Asahi Pretec Corporation	JAPAN	1073 Imazaike; Murotani 1-6-3, Nishi-ku	Saijyo-city; Koube-si	Ehime Pref.; Hyogo-ken	Recycled
Asahi Refining Canada Limited	CANADA	130 Glidden Road		Ontario	Some are recycled or scrap sourced but not all.
Asahi Refining USA Inc.	UNITED STATES	4601 West 2100 South	Salt Lake City	Utah	UT-Mine, USA
Asaka Riken Co., Ltd.	JAPAN				Recycled
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
ATI Metalworking Products	UNITED STATES
Aurubis AG	GERMANY
Bangko Sentral ng Pilipinas	PHILIPPINES
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Baoshida Swissmetal	SWITZERLAND	Grand-Rue 6	Reconvilier	Berbese Jura
Bauer Walser AG	GERMANY
Best Metals	BRAZIL
Boliden AB	SWEDEN
Butterworth Smelter	MALAYSIA
C. Hafner GmbH + Co. KG	GERMANY
Caridad	MEXICO		La Caridad	Sonora	Mexico-mine
CCR Refinery - Glencore Canada Corporation	CANADA	100 King Street West, Suite 7200, Toronto, Ontario, Canada	Toronto	Ontario	Recycled - Various regions across the globe not including the DRC and its 9 adjacent countries
Cendres + Métaux SA	SWITZERLAND
CFC Cooperativa dos Fundidores de Cassit	BRAZIL	RUA PORTO RICO S/N - CX POSTAL 134 - SETOR 10 - ARIQUEMES - RO - CEP 76876-080	Ariquemes	Rondonia	BRAZIL
CFC Cooperativa dos Fundidores de Cassiterita de Amazonia Ltda	BRAZIL	Rua Porto Rico s/n.º - Setor 10	Ariquemes	Rondonia
Changsha South Tantalum Niobium Co., Ltd.	CHINA

Chenzhou Yunxiang Mining and Metallurgy Company Limited	CHINA	Chenzhou	Hunan	Hunan
Chimet S.p.A.	ITALY
china cold international resources corp.ltd	CHINA
China Golddeal	CHINA
China Golddeal Investment Co. Ltd	CHINA	De Sheng Men Wai Street No 79	Beijing	Beijing
China Minmetals Nonferrous Metals Co Ltd (Nanchang Cemented Carbide Limited Liability Company)	CHINA
China National Gold Group Corporation	CHINA
China Rare Metal Materials Company	CHINA
China Tin Group Co., Ltd.	CHINA
Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	Chongyi	Chongyi	Jianxi	China. Domestic mine. Not, recycle.
Chugai Mining	JAPAN	2-4-1, Marunouchi	Chiyoda-ku	Tokyo	Some are recycled or scrap sourced but not all.
CNMC (Guangxi) PGMA Co., Ltd.	CHINA				China. No Name for Tin Mine
Codelco	CHILE
Colt Refining	UNITED STATES
Conghua Tantalum and Niobium Smeltry	CHINA
Cookson (ALPHA)	UNITED STATES	4100 6th Avenue	Altona	Pennsylvania	Recycled Scrap from Domestic USA & North American sources
COOKSON SEMPSA	SPAIN	Apartado de Correos, 50.506	Madrid	Madrid
Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL				Bom Futuro, Brazil
CRM Synergies S.L.	SPAIN	Las Ventas de Retamosa	Toledo	Spain	Spain
CSC Pure Technologies	RUSSIAN FEDERATION
CV Ayi Jaya	INDONESIA
CV Dua Sekawan	INDONESIA
CV Duta Putra Bangka	INDONESIA	Jl.Delima, No.195-S RT.03	Pangkalpinang	Bangka Belitung	INDONESIA
CV Gita Pesona	INDONESIA
CV Makmur Jaya	INDONESIA
CV Serumpun Sebalai	INDONESIA
CV United Smelting	INDONESIA	Jalan Parit Lalang No.2		Indonesia	This column would be traced/certified by CFS program.
CV Venus Inti Perkasa	INDONESIA	Pangkal Pinang	Bangka	Bangka
D Block Metals, LLC	UNITED STATES		Gastonia	North Carolina
Daejin Indus Co. Ltd	KOREA, REPUBLIC OF		Inchon	Gyeonggi-Do	Recycling Company
DaeryongENC	KOREA, REPUBLIC OF		Ansansi	Gyeonggi-Do	Recycling Company
Daewoo International	KOREA, REPUBLIC OF
Daye Non-Ferrous Metals Mining Ltd.	CHINA
Dayu Weiliang Tungsten Co., Ltd.	CHINA
Diehl Metall Aplications GmbH	GERMANY	Am Stichkanal 6-8	D-14167 Berlin	Germany / Sundvig	scrap
DODUCO GmbH	GERMANY
Dowa	JAPAN		Akita	JAPAN	19-2 Hayama Noda Chiba, JAPAN, CFS, LEAD, FRAME
Dowa	JAPAN	60-1 Otarube	Kosaka	Akita	recycled
DSC (Do Sung Corporation)	KOREA, REPUBLIC OF		Inchon	Gyeonggi-Do	Recycled Company
Duoluoshan	CHINA
Eco-System Recycling Co., Ltd.	JAPAN	1781-3	Nide,Honjo-shi	Saitama 367-0002	Some are recycled or scrap sourced but not all.
Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM
Elemetal Refining, LLC	UNITED STATES	16064 Beaver Pike	Jackson	Ohio	OH-Recycled
Elmet S.L.U. (Metallo Group)	SPAIN	Berango	Vizcaya	Vizcaya
EM Vinto	BOLIVIA	Carretera Oruro a Cala Cala Km.7.5 s/n Zona	Vinto	Oruro, Cercado	Bolivia solder ball\ solder paste,Huanui Tin Mining and Colquiri Tin Mining, Supplier is EICC member
EMPERESA METALURGICA VINTO	BOLIVIA
Estanho de Rondônia S.A.	BRAZIL

Exotech Inc.	UNITED STATES	1851 Blount Road	Pompano Beach	FL 33069	Not from the "Conflict Region" - EICC-GeSi Smelter
F&X Electro-Materials Ltd.	CHINA		Jiangmen	Guangdong	CFS, Ta sputter target coils for use in wafer fab Recycled or Scrap
Feinhütte Halsbrücke GmbH	GERMANY	Krummenhennersdorfer Str. 2	Halsbrucke Sachsen	Halsbrucke Sachsen
Fenix Metals	POLAND		Tarnobrzeg		Supplier- Kemet recycled
Fujian Jinxin Tungsten Co., Ltd.	CHINA
Funsur	BRAZIL
Gannon & Scott	UNITED STATES
Gansu Seemine Material Hi-Tech Co., Ltd.	CHINA
Ganzhou Grand Sea W & Mo Group Co Ltd	CHINA	Shangyou Coungty	Ganzhou	Jiangxi	China, Ganzhou Grand Metals Materials Industrial Co, LTD
Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	Maxiafang	Ganzhou	Jiangxi	China, Domestic mine. Not recycled
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHINA		Xihu, Nanchang	Jiangxi	China and Fairchild No Name for Mine
Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	45th Dongyangshan Rd.	Ganzhou	Jianxi Province	ChinaGanzhou Grand Metals Minerals Industry Co.,Ltd
Gebr. Kemper GmbH & Co.KG	GERMANY	Postfach 1520	D-57445 Olpe	Germany / Olpe	scrap
Gejiu Fengming Metalurgy Chemical Plant	CHINA	Jijie	Gejiu	Gejiu
GEJIU GOLD SMELTER MINERALS CO.,LTD	CHINA
Gejiu Jin Ye Mineral co., Ltd	CHINA
Gejiu Kai Meng Industry and Trade LLC	CHINA		Gejiu City	Yunnan	China
Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA		Yunnan	China	Peru
Gejiu YunXin Colored Electrolysis Ltd	CHINA
Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA	Huogudu, Zhadian town	Gejiu	Yunnan	China Yunnan Gejiu
Global Advanced Metals	UNITED STATES	2 Seaport Lane Suite 1300	Boston	MA 02210	Not from the "Conflict Region" - EICC- GeSi Smelter
Global Advanced Metals Aizu	JAPAN		Aizuwakamatsu	Fukushima
Global Advanced Metals Boyertown	UNITED STATES
Global Tungsten & Powders Corp.	UNITED STATES	Hawes Street	Towanda	PA / 18848	Canada, Peru, Spain, Portugal & Boliva(i) Sourcing of tungsten concentrate from 7 mines in Europe, Asia and America with whom we have long-term supply agreements. (ii) Recycling of tungsten scrap which is defined as Conflict Free under the SEC Ruling. (iii) No sourcing of concentrate from Africa. (iv) Requiring full documentation on country of origin for all purchased tungsten concentrate.
Gold Bell Group	CHINA
Grant Manufacturing & Alloying, Inc	UNITED STATES
Great Wall Precious Metals Co., Ltd. of CBPM	CHINA
Guangdong Jinding Gold Limited	CHINA
Guangdong Xianglu Tungsten Co., Ltd.	CHINA		Chaozhou	Guangdong, China	China
Guangdong Zhiyuan New Material Co., Ltd.	CHINA
Guangxi China Tin Group Co., Ltd	CHINA
H.C. Starck Co., Ltd.	THAILAND		Map Ta Phut	Rayong
H.C. Starck GmbH	GERMANY
H.C. Starck GmbH Goslar	GERMANY
H.C. Starck GmbH Laufenburg	GERMANY		Laufenburg	Baden-Württemberg
H.C. Starck Inc.	UNITED STATES		Newton	Massachusetts
H.C. Starck Ltd.	JAPAN		Mito	Ibaraki
H.C. Starck Smelting GmbH & Co.KG	GERMANY		Laufenburg	Baden-Württemberg
Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA

HC Starck GmbH	GERMANY				Company uses recycle or scrap material that is sourced from all areas other than conflict areas
Heimerle + Meule GmbH	GERMANY	Dennigstraße 16	75179 Pforzheim	Baden-Württemberg	recycled, scrap
Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Heraeus Germany	GERMANY
Heraeus Group	UNITED STATES	65 Euclid Ave	Newark	NJ	Recycled
Heraeus Ltd. Hong Kong	CHINA	Heraeus Technology Centre, 30 On Chuen Street	On Lok Tsuen, Fanling, N.T.	Hong Kong	Various Mines Recycled & Scrap from Philippines, Thailand, Laos+ recycled+scrap
Heraeus Precious Metals GmbH & Co. KG	GERMANY		Hanau	D-63450 Hanau Germany	Recycled or scrap
Hi-Temp Specialty Metals, Inc.	UNITED STATES		Yaphank	NY	Recycled and/or scrap
Huichang Jinshunda Tin Co., Ltd.	CHINA
Hunan Chenzhou Mining Co., Ltd.	CHINA
Hunan Chenzhou Mining Co., Ltd.	CHINA
Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	148 xiaoxia road,xintang town,hengdong county,hunan,p.r.c.	Xintang	Hengdong	China, Chun-chang Non-ferrous Smelting & Concentrating Co., Ltd.
Huron Valley Steel Corp	UNITED STATES
Hwasung CJ Co., Ltd.	KOREA, REPUBLIC OF		Saitama	JAPAN	UNITED STATES/ Hishikari Mine/ Australia/ Canada/ HONG KONG, Lead Frame
IBF IND BRASILEIRA DE FERROLIGAS LTDA	BRAZIL
ICBC	CHINA	No 55 Fu Xi Men Nei Street	Xicheng District	Beijing
Imperial Zinc Corp	UNITED STATES
Ind, Brasiliera de Ferroligas Ltda	BRAZIL	Av. Dr. Antonio João Abdala, nº 1109	Jordanésia	Cajamar / Sao Paulo
Indonesian State Tin Corp	INDONESIA
Indra Eramulti Logam, IMLI	INDONESIA
Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	CHINA		Ansan	Gyeonggi-Do	Recycled Company
INTALS S.P.A.	ITALY	Viale Lombardia, 3
Ishifuku Metal Industry Co., Ltd.	JAPAN	2-12-30 Aoyagi	Souka-si	Saitama-ken	Recycled
Istanbul Gold Refinery	TURKEY
Italbronze LTDA	BRAZIL
Japan Mint	JAPAN
Japan New Metals Co., Ltd.	JAPAN		TOYONAKA	osaka	China
Jean Goldschmidt International	BELGIUM	Place de L'Albertine 2	Brussels		recycled scrap (claimed by IXYS), recycled
Jiangxi Copper Company Limited	CHINA
Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA		Fengxin	Jiangxi
Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Jiangxi Ketai Advanced Material Co., Ltd.	CHINA
Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA
Jiangxi Richsea New Materials Co., Ltd.	CHINA
Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA		Jiujiang	Jiangxi	China
Jiujiang Tanbre Co., Ltd.	CHINA

Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA		Jiujiang	Jiangxi
JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION
JSC Uralelectromed	RUSSIAN FEDERATION
JX Nippon Mining & Metals Co., Ltd.	JAPAN	3-3382 Saganoseki	Ooita-city	Ooita-Pref.	Australia, etc. Cadia Hill & Ridgeway Mines etc.
Kazzinc	KAZAKHSTAN
KEMET Blue Metals	MEXICO		Matamoros	Tamaulipas
KEMET Blue Powder	UNITED STATES
Kennametal Fallon	UNITED STATES
Kennametal Huntsville	UNITED STATES			Alabama	Srap USA
Kennecott Utah Copper LLC	UNITED STATES	12800 South State Hwy 111	Bingham Canyon	Utah	USA, UT-Mine, KUC Mine
King-Tan Tantalum Industry Ltd.	CHINA		Yifeng	Jiangxi
Kojima Chemicals Co., Ltd.	JAPAN		Sayama	Saitama	Recycling Company
KOKI JAPAN	JAPAN
Korea Metal Co., Ltd.	KOREA, REPUBLIC OF		Ansan	Gyeonggi-Do	Recycling Company
Kunshan Chengli Tin Co., Ltd	CHINA
Kunshan Jinli Chimical Industry Reagents Co Ltd.	CHINA	Luxiang Village	Huaqiao Town	Jiangsu
KYORITSU GOKIN CO.,LTD.	JAPAN
Kyrgyzaltyn JSC	KYRGYZSTAN		Ansan	Gyeonggi-Do	Korea
L' azurde Company For Jewelry	SAUDI ARABIA
Lingao Gold	CHINA
Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA		4601 West 2100 South	South Salt Lake City	Not disclosed
Linwu Xianggui Ore Smelting Co., Ltd.	CHINA
LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	70 Daejung-ri; #631-2 Seonggokdong	Ulju-gun; Danwonku	Ulsan; Gyeonggi-Do	Chile Vales, Brazil, Escondida, Andia, Cuquicamata; Recycled
LSM Brasil S.A.	BRAZIL
Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA
Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Malaysia Smelting Corporation (MSC)	MALAYSIA	No.27, Jalan Pantai, 12000 Butterworth, PO Box 2, 12700	Butterworth, Grik Perak Malaysia	Penang, Malaysia	Malaysia, Indonesia, Australia and Central Africa (Rwanda and the DRC) Level 1,2,3 Recycled / Scrap, Rahman Hydraulic TIN SDN BHD
Malipo Haiyu Tungsten Co., Ltd.	CHINA
Materion	UNITED STATES	2978 Main Street	Buffalo	NY	Recycled and scrap, USA
Matsuda Sangyo Co., Ltd.	JAPAN		Iruma	Saitama	CFS Program Complaint Gold Refiner, recycled
MCP Metal Specialist Inc.	CHINA
Melt Metais e Ligas S/A	BRAZIL
Metallic Resources, Inc.	UNITED STATES
Metallo-Chimique N.V.	BELGIUM	Nieuwe Dreef 33, 2340 Beerse, Belgium	Nieuwe Dreef 33, 2340 Beerse, Belgium	Belgium	Belgium, recycled or scrap
Metallurgical Products India Pvt., Ltd.	INDIA
Metalor Technologies (Hong Kong) Ltd	HONG KONG	Suite 1705-9, The Metropolis Tower 10 Metropolis Drive, Hung Hom	Hong Kong	China	Metalor purchase gold metal with ONLY good delivery brand, which Responsible Jewellery Council (RJC) approved as from our supplier
Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Metalor Technologies (Suzhou) Ltd.	CHINA
Metalor Technologies SA	SWITZERLAND	8 CH-2074, Route des Perveuils	Marin-Erpagnier	Neuchatel, Switzerland	Recycled & Scrap sourced
Metalor USA Refining Corporation	UNITED STATES	255 John L. Dietsch Blv	Alttleboro Falls	MA	United States- recycled, MA-recycled

METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V	MEXICO
Midland Industries, Inc.	UNITED STATES
Mineração Taboca S.A.	BRAZIL
Mineração Taboca S.A.	BRAZIL	Av. Constantino Néri , 2789 10 andar sala 1003/1004 , Manaus - AM	Av. Constantino Néri , 2789 10 andar sala 1003/1004 , Manaus - AM	Av. Constantino Néri , 2789 10 andar sala 1003 / 1004 , Manaus - AM	Brazil, Pitinga This column would be traced/certified by CFS program.Pitinga
Minmetals ganzhou Tin Co. Ltd.	CHINA
Minmetals Ganzhou Tin Co. Ltd.	CHINA
Minsur	PERU
Minsur	PERU	Panamericana High Way, Km 238.5 , Pisco Av San Martin 1371; Las Begonias 441 of. 338	Pisco Playa; OF.338 San Isidro; Lima	Pisco-Ica; Lima 27; San Isidro, Peru	Level 1 Countries, Recycled / Scrap Piso Peru/San Rafael Minsure-Mine
Minsur S.A. Tin Metal	PERU
Mitsubishi Materials Corporation	JAPAN	naosima-tyo4049-1	kagawa-gun	kagawa-ken	(include recycled)
Mitsubishi Materials Corporation	JAPAN	3-2, Otemachi 1-chome	Chiyoda-ku	Tokyo , Japan	Japan, Chiyoda-ku
Mitsui Mining & Smelting	JAPAN		Shinagawa-ku	Tokyo	Smelter is CFS
Mitsui Mining and Smelting Co., Ltd.	JAPAN		Okayama	JAPAN	UNITED STATES/ Hishikari Mine/ Australia/ Canada/ HONG KONG, Lead Frame
Mitsui Mining and Smelting Co., Ltd.	JAPAN
MK Electronics	KOREA, REPUBLIC OF
Molycorp Silmet A.S.	ESTONIA
Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
N.E.Chemcat Corporation	JAPAN
Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY
Nanchang Cemeted Carbide Limited Liability Company	CHINA
Nankang Nanshan Tin Manufactory Co., Ltd.	CHINA
Nathan Trotter & Co., Inc.	UNITED STATES
Navoi Mining and Metallurgical Combinat	UZBEKISTAN		Navoyi	Uzbekistan	Accredited LBMA (include recycled)
Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM
Nihon Material Co., Ltd.	JAPAN				Compliant CFS for gold, recycled
Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	P.O. Box 105	Shizuishan City	Ningxia 73000, PR of China	Not from the "Conflict Region" - EICC- GeSi Smelter
Nippon Micrometal Corp.	JAPAN
North American Tungsten Corporation Ltd	UNITED STATES
Novosibirsk Processing Plant Ltd.	RUSSIAN FEDERATION
O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND		Shizuishan City	Ningxia, P.R. China	Texas Instrumens Incorporated
O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Ohura Precious Metal Industry Co., Ltd	JAPAN
OJSC Kolyma Refinery	RUSSIAN FEDERATION
OJSC Novosibirsk Refinery	RUSSIAN FEDERATION
OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	RUSSIAN FEDERATION
Operaciones Metalugicas SA.	INDONESIA
Operaciones Metalurgical S.A.	BOLIVIA		Cavite		Philippines

PAMP SA	SWITZERLAND				Recycled
Penglai Penggang Gold Industry Co., Ltd.	CHINA
Phoenix Metal Ltd.	RWANDA		Jabana	Kigali
Plansee SE Liezen	AUSTRIA		Liezen	Styria
Plansee SE Reutte	AUSTRIA
Pobedit JSC	RUSSIAN FEDERATION
Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
PT Alam Lestari Kencana	INDONESIA
PT Aneka Tambang (Persero) Tbk	INDONESIA
PT Aries Kencana Sejahtera	INDONESIA
PT Artha Cipta Langgeng	INDONESIA		Huajara	Bolivia	This column would be traced/certified by CFS program.
PT ATD Makmur Mandiri Jaya	INDONESIA
PT Babel Inti Perkasa	INDONESIA				Belitung Timur
PT Babel Surya Alam Lestari	INDONESIA
PT Bangka Kudai Tin	INDONESIA	Jl Sisingamangaraja 75, SUNGAILIAT	SUNGAILIAT		Bangka Belitung, Indonesia
PT Bangka Prima Tin	INDONESIA
PT Bangka Putra Karya	INDONESIA	JL. TPI-KETAPANG	PANGKALPINANG	BANGKA BELITUNG	Pangkal Pinang, Bangka Island Indonesia
PT Bangka Timah Utama Sejahtera	INDONESIA
PT Bangka Tin Industry	INDONESIA		Bangka & Belitung	Indonesia	Bolivia, Brazil, Canada, China, Indonesia, Malaysia, Peru, Banka Island
PT Belitung Industri Sejahtera	INDONESIA	Yos Sudarso No. 88, Sunter	Jakarta Utara	Propinsi DKI Jaya	Bangka, Jawa Barat, Indonesia- Artesian
PT BilliTin Makmur Lestari	INDONESIA
PT Bukit Timah	INDONESIA	Jl. Jenderal Sudirman 51 Pangkal Pinang	33121, Bangka	Pangkal Pinang, Bangka	Pangkal Pinang, Bangka Island Indonesia
PT Cipta Persada Mulia	INDONESIA
PT DS Jaya Abadi	INDONESIA	Jl. Ketapang Kawasan Industri	Pangkalpiang	Bangka	Tin Mine in Indonesia(No Name of Tim Mine)
PT Eunindo Usaha Mandiri	INDONESIA
PT Fang Di MulTindo	INDONESIA
PT HP Metals Indonesia	INDONESIA
PT Inti Stania Prima	INDONESIA	Kawasan Industri dan Pelabuhan Aor Lamtimg, Jeliti-Sungailiat		Bangka	Tin Mine in Indonesia(No Name of Tim Mine)
PT Justindo	INDONESIA
PT Karimun Mining	INDONESIA
PT KOBA TIN	INDONESIA	JI.Anggrek No.142	Koba	Bangka	INDONESIA
PT Mitra Stania Prima	INDONESIA
PT Panca Mega Persada	INDONESIA				Indonesia
PT Pelat Timah Nusantara Tbk	INDONESIA
PT Prima Timah Utama	INDONESIA	Jl. Ketapang, Kawasan Industri,	Pangkalpiang	Bangka	Indonesia, No Name for Tin Mine
PT Refined Bangka Tin	INDONESIA	Lingkungan Jelitik Sungaliat, Kawasan Industri	Sungailiat	Bangka	Indonesia, No Name for Tin Mine
PT Sariwiguna Binasentosa	INDONESIA	Jl. Ketapang Kawasan Industri, Kecamatna Bukit Intan,	Pangkalpiang	Bangka	Tin Mine in Belitung Timur, Indonesia(No Name of Tim Mine)
PT Seirama Tin Investment	INDONESIA
PT Singkep Times Utama	INDONESIA
PT Stanindo Inti Perkasa	INDONESIA	JI.Ketapang, Kawasan Industri	Pangkalpinang,	Bangka Belitung, Kepulauan	Pangkal Pinang, Bangka Island Indonesia, Level 1 countries
PT Sukses Inti Makmur	INDONESIA		Kabupaten	Bangka
PT Sumber Jaya Indah	INDONESIA
PT Supra Sukses Trinusa	INDONESIA
PT TAMBAG TIMAH	INDONESIA		Kundur	Riau Islands
PT Timah (Persero) Tbk Kundur	INDONESIA	Jl. Jenderal Sudirman 51 Pangkal Pinang	33121, Bangka	Pangkal Pinang, Bangka	Kundur, Riau Islands, Indonesia, Level 1 countries

PT Timah (Persero) Tbk Mentok	INDONESIA	Jl. Jenderal Sudirman 51	Pangkal Pinang 33121, Bangka, Indonesia, Muntok	Indonesia, Bangka	Timah,Indonesia
PT Timah (Persero), Tbk	INDONESIA
PT Tinindo Inter Nusa	INDONESIA
PT Tirus Putra Mandiri	INDONESIA	Bogor	West Java	West Java
PT Tommy Utama	INDONESIA
PT Wahana Perkit Jaya	INDONESIA	Topang Island	Riau Province	Riau Province
PT Yinchendo Mining Industry	INDONESIA
PX Précinox SA	SWITZERLAND
QuantumClean	UNITED STATES
Rand Refinery (Pty) Ltd.	SOUTH AFRICA	Building B, 48 Dong Fu Road, Suzhou Industrial Park, Jiang Su Province, China	Suzhou	China	South Africa ,Rand Refinery (Pty) Ltd
Realized the enterprise co.,ltd.	SOUTH AFRICA
Resind Indústria e Comércio Ltda.	BRAZIL		São João del Rei	Minas gerais
Resind Indústria e Comércio Ltda.	BRAZIL
RFH Tantalum Smeltry Co., Ltd.	CHINA		Zhuzhou	Hunan
Rohm & Haas R&H Europe Trading AP	GERMANY	Am Kronberger Hang	Schwalbach
Royal Canadian Mint	CANADA	320 Sussex Drive	Ottawa	Ontario	Canada, Suriname, Guyana, Recycled Scrap Various mines, scrap recyclers
RT Refined Banka Tin	INDONESIA
Rui Da Hung	TAIWAN
Sabin Metal Corp.	UNITED STATES
Samduck Precious Metals	KOREA, REPUBLIC OF		Namdong	Incheon
Samwha Non-Ferrous Metals Inc. Co., Ltd	KOREA, REPUBLIC OF	Banwol National Industrial Complex, B10 - 60	Wonsi-dong	Gyeonggi-do
SAMWON Metals Corp.	KOREA, REPUBLIC OF		INCHON	Gyeonggi-Do	Recycling Company
Saxonia Edelmetallrecycling	GERMANY	Erzstr. 5	Halsbrücke
Schloetter	UNITED KINGDOM
Schone Edelmetaal	NETHERLANDS
Scotia Mocatta	HONG KONG
Scrap metal dealer	JAPAN
SEMPSA Joyería Platería SA	SPAIN	Avda. de la Democracia, 13	Madrid		Recycled or Scrap
Senju Metal Industry Co., Ltd.	MALAYSIA
Shan Tou Shi Yong Yuan Jin Shu Zai Sheng Co. Ltd.	CHINA
Shandong Jun Mai Fu	CHINA
Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CHINA	Spring F113, No. 111 roda	Zhaoyuan	Shangdong	Gold Industrial Garden, Economic Develop Area Zhaoyuan City, Shandong Province
Shanghai Jiangxi Metals Co. Ltd	CHINA
ShangHai YueQiang Metal Products Co., LTD	CHINA
So Accurate Refining Group	UNITED STATES	3100 47th Avenue	Long Island City	NY	Recycled
SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Soft Metais LTDA	BRAZIL	AVENIDA JOAO FERREIRA PENNA 281	Bebedouro	Sao Paulo
Sojitz	JAPAN
Solar Applied Materials Technology Corp.	TAIWAN	Cheng-kung	Tainan	Tainan City	Taiwan, HK. Recycled & Scrap
Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Soochow University's	CHINA

Standard Bank	HONG KONG
Sumisho	JAPAN
Sumitomo Metal Mining Co., Ltd.	JAPAN	145-1, Funaya-Aza-Shinchi-Otsu	Saijyo-city	Ehime Pref.	Hishikari Mine, Kagoshima, Japan
Super Ligas	BRAZIL
Suzhou Xingrui Noble	CHINA
Taicang Nanancang Metal Material Co., LTd	CHINA	Taian Village Nanjiao Chengxiang	Taicang	Jiangsu
Taki Chemicals	JAPAN		Kako-gun	Hyougo	This smelter is CFS
Tanaka Kikinzoku Kogyo K.K.	JAPAN	Tokyo Building 22F, 7-3, Marunouchi 2-Chome, Chiyoda-Ku, 2-14 Nagatoro	Tokyo	Japan, kanagawaken	Tanaka purchase gold metal with ONLY the good delivery brand, which London Bullion Market Association (LBMA) approved as, from our supplier.
Tantalite Resources	SOUTH AFRICA
Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM
Telex Metals	UNITED STATES
Thaisarco	THAILAND	80 Moo 8 Sakdidej Road	T. Vichit, A. Muang	Phuket 83000	No Names for Tin Mines in Indonesia, Thailand Australia, Brazil, Bolivia, China, Laos, Myanmar, Morocco, Peru, Portugal, Vietnam, Rwanda and DRC
The Gold Smelter of Guangdong, Gao Yao He Tai Gold Mining	CHINA	Gao Yao He Tai Town	Guangdong
The Hutti Gold Company	INDIA
The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Tianjin Huamei	CHINA
Tokuriki Honten Co., Ltd.	JAPAN	syouwanuma2banchi/syoubu-machi	kuki-si	saitama-ken	(include recycled)
Tong Ding Metal Company. Ltd.	CHINA
Tongling nonferrous Metals Group Co.,Ltd	CHINA
Torecom	KOREA, REPUBLIC OF	Ansan	Gyeonggi-Do		Recycled, Recycling Company
Tranzact, Inc.	UNITED STATES		Lancaster	Pennsylvania
Traxys	FRANCE
Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM
Ulba Metallurgical Plant JSC	KAZAKHSTAN	102, Abay Avenue, Ust- Kamenogorsk, 070005, Republic of Kazakhstan	Ust-Kamenogorsk	Kazakhstan	DRC, Katanga / Rwanda
Umicore Brasil Ltda	BRAZIL
Umicore Precious Metals Thailand	THAILAND
Umicore SA Business Unit Precious Metals Refining	BELGIUM	Adolf Greinerstraat 14, B-2660 Hoboken	Antwerp	Belgium	Belgium ,Recycled
Uni Bros Metal Pte Ltd	SINGAPORE	30 Raffles Place	Singapore	Singapore
United Precious Metal Refining, Inc.	UNITED STATES	2781 Town Line Road	Alden	New York	NY-Recycled, USA
United Refining	UNITED STATES
Unvertical International(Suzhou)Co.,Ltd	CHINA
Valcambi SA	SWITZERLAND
Vietnam Youngsun Tungsten Industry Co., Ltd.	VIET NAM
VQB Mineral and Trading Group JSC	VIET NAM
Western Australian Mint trading as The Perth Mint	AUSTRALIA	131 Horrie Miller Drive	Cloverdale	Western Australia	The Bronzewing Gold Mine, Western Australia
Westfalenzinn	GERMANY
White Solder Metalurgia e Mineração Ltda.	BRAZIL				Ariquemes, Rodovia, Brazil
Wieland-Werke AG	GERMANY	Graf-Arco-Str. 36	D-89079 Ulm	Germany / Vöhringen	scrap
Wind Yunnan Nonferrous Metals Co.,Ltd.	CHINA
Wolfram Bergbau und Hütten AG	AUSTRIA	2,iwasekosimachi	toyama	toyama	NA

Wolfram Company CJSC	RUSSIAN FEDERATION		Russian Federation	N / A	Russia, South America
Wu Xi Shi Yi Zheng Ji Xie She Bei Company	CHINA
Xiamen Golden Egret Speical Alloy Co., Ltd	CHINA
Xiamen Honglu Tungsten Molybdenum Industry Co.,Ltd	CHINA
Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	NO. 298, HAIJING ROAD	XIAMEN	FUJIAN	1 North American Tungsten Corporation Ltd.; 2 SCMINING CO.,LTD; 3 A&IR MINING JSC; 4. Other Canada, Thailand, Russia, Australia, Bolivia, Brazil, Columbia, USA, Mexico, Nigeria, Rwanda, Spain, Vietnam
Xianghualing Tin Industry Co., Ltd.	CHINA
XiHai	CHINA
Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA
XinXing HaoRong Electronic Material Co., Ltd.	CHINA		YunFu City	Guangdong
Yamamoto Precious Metal Co., Ltd.	JAPAN	1090-3, Ohtani	Kanan	Kohchi	Some are recycled or scrap sourced but not all.
YangTai Zhaojin Kanfort Precious Metals Co., Ltd	CHINA	The 8th Heilongjiang Road, Economic Development Zone	Yantai	Shandong
Yantai Guodasafina High-Tech Environmental Refinery Co., Ltd.	CHINA
Yichun Jin Yang Rare Metal Co., Ltd.	CHINA		Yichun	Jiangxi
Yifeng Tin Industry (Chenzhou) Co Ltd	CHINA
Yokohama Metal Co., Ltd.	JAPAN	3-5-2 Hashimoto dai Midori-ku	Sagamihara	Kanagawa Pref.	Recycled
Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	Datun Gejiu City Yunnan China	Gejiu	Yunnan	CHINA
Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	CHINA
Yunnan Copper Industry Co., Ltd.	CHINA
Yunnan Gejiu Jin ye Mineral Co. Ltd	CHINA	Duxiaxzhai, Zhadian huogu	Gejiu	Gejiu	China
Yunnan Tin Group (Holding) Company Limited	CHINA	No.121 East Jinhu Road	Gejiu City	Yunnan, China	Bolivia, Brazil, Canada, China, Indonesia, Malaysia, Peru
YunXi	CHINA
Zhapjin Mining Industry Co. Ltd	CHINA	299 Jinhui Road	Zhaoyuan City	Shandong
Zhongkuang Gold Industry Limited Company	CHINA	Zhaoyuan City	Shandong	Shandong
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA		Fanling	N.T.	Various mines from Philippines, Thailand, Laos+ recycled + scrap
Zhuhai Horyison Solder Co.,Ltd	CHINA
Zhuzhou Cemented Carbide	CHINA		Zhaoyuan	Shandong	International Rectifier
ZHUZHOU SMELTER GROUP COMPANY LIMITED	CHINA	tianyuan district jiangnan road
Zijin Mining Group Co. Ltd	CHINA		Sanmenxia	Henan	China, used in Gold wire